Exhibit 99.1

MTS Systems Corporation

14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE May 6, 2010	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000

MTS REPORTS 2010 SECOND QUARTER FINANCIAL RESULTS

➢	Revenue increased 6 percent sequentially, reflecting higher beginning backlog and order levels

➢	EPS rose 61 percent sequentially on higher volumes and continued cost management

➢	Base orders rose 7 percent sequentially. Overall orders declined 13 percent due to $20 million of large orders that favorably impacted Q1

➢	Cash generated from operating activities grew to $26 million from $2 million in Q1

➢	Company expects full year 2010 to reflect current market momentum in Sensors and continued variability in Test

Eden Prairie, Minn., May 6, 2010 – MTS Systems Corporation (NASDAQ: MTSC) today reported fiscal 2010 second quarter financial results.

“We are pleased to be participating in the improving global economy in both our shorter-cycle Sensors business and longer-cycle Test business” said Laura B. Hamilton, MTS chief executive officer and chair. “The quarterly variability in large orders (defined as in excess of $5 million), which is the nature of the Test business, continues in this environment. From an economic perspective, we maintain our healthy skepticism about significant long-term improvement in the underlying fundamentals around the world. We remain well positioned in the world’s emerging geographies and industries – to both capitalize on near-term momentum and longer-term market opportunity as it evolves.”

Sequential Quarter Results

Orders were $93.4 million, 13 percent lower than first quarter 2010. Test orders declined 20 percent, while Sensors orders rose 19 percent. There were no large orders in the current quarter, compared to two large Test orders totaling $20 million in the first quarter of 2010. Excluding large orders, which contribute to quarter-to-quarter variability, base orders increased 7 percent. Backlog decreased 2 percent to $181 million.

Revenue was $94.3 million, an increase of 6 percent compared to the previous quarter. The improvement was comprised of 5 percent growth in Test, resulting from higher beginning backlog, and 11 percent growth in Sensors due to increased order volume.

Gross profit was $38.5 million, up 10 percent compared to first quarter 2010. The gross margin rate was 40.9 percent, up 1.4 percentage points, driven primarily by lower warranty expense resulting from the favorable impact of the settlement of a specific claim.

Income from operations was $10.1 million, an increase of $3.7 million compared to the prior quarter, due to higher revenue. Operating expenses fell 1 percent in the second quarter.

Net earnings were $0.37 per share, an increase of $0.14, or 61 percent, compared to the prior quarter, driven by revenue growth and reduced warranty expenses.

MTS News Release

Cash Position

Cash and cash equivalents at the end of the second quarter totaled $122.1 million, compared to $113.7 million at the end of first quarter fiscal 2010. Operating activities generated cash of $26.2 million in the second quarter. During the second quarter, the Company invested $3.2 million in capital expenditures, paid $4.9 million in dividends and purchased approximately 158,800 shares of its common stock for $4.5 million.

Sequential Quarter Segment Results

Test Segment:

Orders totaled $72.4 million, a decrease of 20 percent compared to first quarter 2010. Orders in the prior quarter included two large custom orders totaling $20 million. There were no such orders in the current quarter. Excluding these two large orders, base orders increased 3 percent. Backlog decreased 3 percent to $167 million. Revenue was $75.3 million, up 5 percent, driven by higher beginning backlog compared to the prior quarter. Currency translation unfavorably impacted revenue by 2 percent.

Gross profit was $28.4 million, an improvement of $2.6 million or 10 percent, compared to last quarter. The second quarter gross margin rate was 37.8 percent, an increase of 1.9 percentage points compared to the prior quarter. The increase includes a 2.1 percentage point favorable impact due to lower warranty expense from the previously mentioned settlement of a specific claim.

Income from operations was $6.3 million, an increase of 94 percent compared to the prior quarter, driven by revenue growth as well as a 2 percent decrease in operating expenses.

Sensors Segment:

Orders totaled $21.0 million, a 19 percent increase compared to first quarter 2010, due to higher volume across all geographies, partially offset by a 5 percent unfavorable impact of currency translation. Backlog improved 14 percent to $13 million. Revenue was $19.0 million, an increase of 11 percent, driven by higher order volume, partially offset by a 4 percent unfavorable impact of currency translation. Gross profit was $10.1 million, up $0.7 million or 7 percent. Second quarter gross margin rate was 53.2 percent, a decrease of 1.6 percentage points compared to the prior quarter, due to a $0.2 million inventory write-off and increased variable compensation.

Income from operations was $3.8 million, an increase of $0.6 million compared to first quarter fiscal 2010, resulting from higher gross profit.

Year-over-Year Second Quarter Results

Orders for the second quarter rose 35 percent compared to second quarter 2009, due to higher volume across all geographies in both segments, and a 3 percent favorable impact of currency translation. Revenue was $94.3 million, a decrease of 12 percent, primarily due to a 16 percent lower opening backlog, which was partially offset by a 2 percent favorable impact of currency translation. In the second quarter of 2009, MTS’ revenue had not been significantly impacted by the effects of the global economic downturn due to the backlog cycle of the Test business.

Gross profit was $38.5 million, down 7 percent. The gross margin rate was 40.9 percent, an increase of 2.3 percentage points, primarily due to lower warranty expense in the Test segment from the previously mentioned settlement of a specific claim and severance charges in the second quarter 2009, partially offset by increased variable compensation in the second quarter 2010. Income from operations was $10.1 million, a decline of 14 percent, chiefly driven by lower gross profit, partially offset by a $1.3 million reduction in operating expenses. Income from operations in fiscal 2009 included $2.8 million of severance charges. Earnings per share for the quarter decreased 16 percent to $0.37 per share, as a result of lower income from operations and a higher tax rate, partially offset by reductions in currency-related losses. The tax rate for the quarter rose to 36.1% from 27.9% primarily due to the enactment of legislation in the prior year that retroactively extended the U.S. R&D tax credits. This legislation expired as of the end of the first quarter of the current year.

MTS News Release

Hamilton concluded, “Our results during the second quarter reflect the benefits of our efforts to resize our business while retaining the resources necessary to successfully participate in current market opportunities. We continue to make important investments in our businesses as we pursue attractive opportunities in growing geographies, including China and India, in our traditional markets including ground vehicles and industrial machines, as well as in emerging applications such as wind energy and mobile hydraulics.”

Outlook

Looking ahead, MTS expects to continue to benefit from higher order volume and strong cost-management. However, Test backlog is not expected to turn as quickly as it did in the first half due to an increasing proportion of custom projects, customer site-readiness factors and capacity alignment. The company sees the second half revenue results roughly in line with the first half, with the fourth quarter stronger than the third.  Earnings per share for the second half are expected to be flat to up 15% based on revenue volume.

Second Quarter Conference Call

A conference call will be held on May 7, 2010, at 10 a.m. EDT (9 a.m. CDT).  Call +1-719-325-4773 (Toll Free: +1-877-856-1955); and reference the conference pass code “5765043.” Telephone re-play will be available until 12 p.m. CDT, May 14, 2010. Call +1-719-457-0820 (Toll Free: +1-888-203-1112); and reference the conference replay pass code “5765043.”

A transcript of the call can also be accessed from the MTS website at http://www.mts.com/en/InvestorRelations/index.asp. It will be available on May 19, 2010.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,015 employees and revenue of $409 million for the fiscal year ended October 3, 2009. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Important risk factors are delineated in the Company’s most recent SEC Form 10-Q and 10-K filings.

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Statements of Income
(unaudited - in thousands, except per share data)

	Three Months Ended		Six Months Ended
	April 3, 2010	March 28, 2009	April 3, 2010	March 28, 2009
Revenue	$94,270	$107,652	$183,230	$224,261
Cost of sales	55,742	66,139	109,520	138,527
Gross profit	38,528	41,513	73,710	85,734
Gross margin	40.9%	38.6%	40.2%	38.2%

Operating expenses:
Selling, general and administrative	24,753	25,892	50,137	54,915
Research and development	3,682	3,874	7,052	7,133
Total operating expenses	28,435	29,766	57,189	62,048

Income from operations	10,093	11,747	16,521	23,686
Operating margin	10.7%	10.9%	9.0%	10.6%

Interest expense, net	(429)	(252)	(837)	(243)
Other expense, net	(4)	(1,136)	(323)	(242)

Income before income taxes	9,660	10,359	15,361	23,201
Provision for income taxes	3,486	2,886	5,350	5,977
Net income	$6,174	$7,473	$10,011	$17,224

Earnings per share:
Basic-
Earnings per share	$0.37	$0.44	$0.61	$1.02
Weighted average number of common shares outstanding - basic	16,467	16,841	16,523	16,888

Diluted-
Earnings per share	$0.37	$0.44	$0.60	$1.02
Weighted average number of common shares outstanding - diluted	16,531	16,881	16,574	16,935

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Balance Sheets
(unaudited - in thousands, except per share data)

	April 3, 2010	October 3, 2009
ASSETS

Current Assets:
Cash and cash equivalents	$122,082	$118,885
Accounts receivable, net	69,491	72,553
Unbilled accounts receivable	20,149	27,246
Inventories	45,972	47,969
Other current assets	20,622	18,905
Total current assets	278,316	285,558

Property and equipment, net	54,943	56,118

Goodwill	15,097	15,206
Intangibles, net	23,901	23,826
Other assets	5,222	6,206
Total Assets	$377,479	$386,914

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Current Liabilities:
Short-term borrowings	$40,254	$40,182
Accounts payable	19,279	18,630
Advance payments from customers	50,294	46,739
Other accrued liabilities	56,616	62,441
Total current liabilities	166,443	167,992

Other long-term liabilities	14,560	14,957
Total Liabilities	181,003	182,949

Shareholders’ Investment:
Common stock, $.25 par; 64,000 shares authorized:
16,368 and 16,564 shares issued and outstanding	4,092	4,141
Retained earnings	174,970	174,301
Accumulated other comprehensive income	17,414	25,523
Total shareholders’ investment	196,476	203,965
Total Liabilities and Shareholders’ Investment	$377,479	$386,914

MTS News Release

Exhibit A
MTS SYSTEMS CORPORATION
Sequential Segment Financial Information
 (unaudited - in thousands)

	Three Months Ended
Test Segment	April 3, 2010	January 2, 2010	% Variance

Orders	$72,431	$90,100	-20%

Revenue	$75,331	$71,873	5%
Cost of sales	46,871	46,060	2%
Gross profit	28,460	25,813	10%
Gross margin	37.8%	35.9%	1.9%

Operating expenses	22,177	22,576	-2%

Income from operations	$6,283	$3,237	94%

Sensors Segment

Orders	$20,968	$17,588	19%

Revenue	$18,939	$17,087	11%
Cost of sales	8,871	7,718	15%
Gross profit	10,068	9,369	7%
Gross margin	53.2%	54.8%	-1.7%

Operating expenses	6,258	6,178	1%

Income from operations	$3,810	$3,191	19%

Total Company

Orders	$93,399	$107,688	-13%

Revenue	$94,270	$88,960	6%
Cost of sales	55,742	53,778	4%
Gross profit	38,528	35,182	10%
Gross margin	40.9%	39.5%	1.3%

Operating expenses	28,435	28,754	-1%

Income from operations	$10,093	$6,428	57%

MTS News Release

Exhibit B
MTS SYSTEMS CORPORATION
Segment Financial Information
(unaudited - in thousands)

	Three Months Ended
Test Segment	April 3, 2010	March 28, 2009	% Variance

Orders	$72,431	$53,479	35%

Revenue	$75,331	$90,929	-17%
Cost of sales	46,871	58,445	-20%
Gross profit	28,460	32,484	-12%
Gross margin	37.8%	35.7%	2.1%

Operating expenses	22,177	23,213	-4%

Income from operations	$6,283	$9,271	-32%

Sensors Segment

Orders	$20,968	$15,735	33%

Revenue	$18,939	$16,723	13%
Cost of sales	8,871	7,694	15%
Gross profit	10,068	9,029	12%
Gross margin	53.2%	54.0%	-0.8%

Operating expenses	6,258	6,553	-5%

Income from operations	$3,810	$2,476	54%

Total Company

Orders	$93,399	$69,214	35%

Revenue	$94,270	$107,652	-12%
Cost of sales	55,742	66,139	-16%
Gross profit	38,528	41,513	-7%
Gross margin	40.9%	38.6%	2.3%

Operating expenses	28,435	29,766	-4%

Income from operations(1)	$10,093	$11,747	-14%

(1)   Income from operations for the three months ended March 28, 2009 includes severance charges of $2,816 thousand, of which $1,183 thousand and $1,633 thousand are reported in Cost of Sales and Operating Expenses, respectively.